Exhibit 99.2
CR-09-25
THE GEO GROUP, INC. COMMENCES TENDER
OFFER FOR 8.25% SENIOR NOTES DUE 2013
Boca Raton, Fla. — October 5, 2009 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) announced today that it has commenced a cash tender offer for any and all of its $150,000,000 aggregate principal amount of 8.25% Senior Notes due 2013, CUSIP No. 36159RAA1 (the “Notes”). The tender offer will expire at 11:59 midnight, New York City time, on November 2, 2009, unless extended or earlier terminated (the “Expiration Date”).
Holders who validly tender their Notes prior to 5:00 p.m., New York City time, on October 19, 2009, unless extended or earlier terminated (the “Early Tender Date”), will be entitled to receive $1,030.00, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $30.00 per $1,000 principal amount. Notes tendered on or prior to the Early Tender Date are expected to receive payment upon satisfaction or waiver of the conditions to the offer, which is expected to be on or about October 20, 2009.
Holders who validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date will receive $1,000, payable in cash, for each $1,000 principal amount of Notes accepted for purchase. Notes tendered after the Early Tender Date but before the Expiration Date are expected to receive payment promptly following the expiration of the offer. The early acceptance and payment feature is at the option of GEO and the early acceptance date and final acceptance date could be the same date. Holders of Notes accepted for purchase will receive accrued and unpaid interest up to, but not including, the applicable payment date.
GEO intends to finance the tender offer with the net cash proceeds of a new notes offering. The closing of the tender offer will be conditioned, among other things, on GEO’s successful completion of a new notes offering. There is no minimum condition to the offer.
The terms and conditions of the tender offer are set forth in the Offer to Purchase dated October 5, 2009 (the “Offer to Purchase”). GEO may amend, extend or, subject to certain conditions, terminate the tender offer.
GEO has retained BofA Merrill Lynch, SunTrust Robinson Humphrey, Wells Fargo Securities, BNP Paribas and Barclays Capital as dealer managers in connection with the tender offer. Questions regarding the tender offer and requests for documents may be directed to BofA Merrill Lynch, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Copies of the Offer to Purchase can also be obtained from the information agent, Global Bondholder Services Corporation at (866) 795-2200 (U.S. toll-free) and (212) 430-3774 (collect).
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This news release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase.

The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 64 correctional and residential treatment facilities with a total design capacity of approximately 61,000 beds, including projects under development.
This news release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this news release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company- wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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